Exhibit 10.12

July    , 2007

PERSONAL & CONFIDENTIAL

First Name MI. Last Name
Address
City, State, Zip Code

Dear                         :

As part of the compensation package for members of the Board of Directors of Covidien Ltd. (the “Company”), you have been awarded 2,090 restricted stock units (the “Units”) pursuant to Section 4.7 of the Covidien Ltd. 2007 Stock and Incentive Plan (the “Plan”), a copy of which is enclosed herewith.  This RSU Letter Agreement describes the material terms of the grant.

The effective date of the grant is July 2, 2007, and the number of Units granted represents the value of ninety-thousand dollars (US) ($90,000.00) divided by the volume weighted average price of Covidien common stock as reported on the New York Stock Exchange on July 2, 2007, which was $43.0878 (US).  All Units will vest as of the date of the Company’s 2008 Annual Meeting, subject to forfeiture due to a Termination of Directorship for Cause (as described below).

If on any date the Company shall pay any cash dividend on common shares of the Company, par value US $0.20 per common share, (the “Shares”), the number of Units credited to you shall, as of such date, be increased by an amount determined by the following formula:

W = (X multiplied by Y) divided by Z, where:

W = the number of additional Units to be credited to you on such dividend payment date;

X = the aggregate number of Units credited to you as of the record date of the dividend;

Y = the cash dividend amount; and

Z = the Fair Market Value per Share on the dividend payment date.  Fair Market Value is the average of the high and low sale price.

In the case of a dividend payable in property other than Shares or cash, the per Share value of such dividend shall be the same as applied to all other shareholders of the Company as is determined in good faith by the Board.

In the case of a dividend paid on Shares in the form of Shares, the number of Units credited to you shall be increased by a number equal to the product of (i) the aggregate number of Units that have been credited to you through the related dividend record date, and (ii) the number of Shares (including any fraction thereof) payable as a dividend on a Share.  The number and terms of the Units shall be adjusted in accordance with the provisions of the Plan.

Upon the first to occur of (i) 30 days following Termination of Directorship (except in the event of Cause), or (ii) a Change in Control, the Company shall issue to you a number of Shares equal to the aggregate number of vested Units credited to you on such date in full satisfaction of such Units; provided, however, that in the event that the Company is involved in a transaction in which the Shares will be exchanged for cash, the Company shall issue to you immediately prior to the consummation of such transaction a number of Shares equal to the aggregate number of vested Units credited to you on such date.  Immediately after such issuance of Shares, all Units standing to your credit shall terminate immediately and be of no further force or effect.  Any fractional Unit shall be rounded up to the next whole Share as no fractional Shares shall be issued.

As set forth in the Plan, Termination of Directorship for “Cause” occurs when an individual ceases to be a Director by reason of his or her removal by the Board for misconduct that is willfully or wantonly harmful to the Company.  In such event, all Units will be immediately forfeited.

The terms and conditions of the Plan are incorporated herein by reference and any conflict between the terms and conditions of this Letter Agreement and the Plan shall be governed by the terms and conditions of such Plan.

Since this is a restricted stock unit award, generally, under U.S. tax rules, federal income tax (including self-employment tax for non-employee directors) will be due when the Shares vest.  If you are subject to taxes in a jurisdiction other than the U.S., please contact your tax advisor on the tax reporting requirements.

You cannot sell, assign, exchange, pledge or otherwise transfer the Units.  If you remain an affiliate of the Company after the Shares are issued, or were an affiliate of the Company within the three month period prior to sale of the Shares, there may be various restrictions on the disposition of the Shares.  If this is the case, the Company should be notified if you desire to dispose of the Shares in order to determine whether the disposition may be made without violating applicable law.

If you have any questions about the Plan, please call me at.

Please sign and return a copy of this RSU Letter Agreement and the enclosed acceptance letter to:

Covidien Ltd.
c/o John W. Kapples
Second Floor, 90 Pitts Bay Road
Pembroke HM 08 Bermuda

Sincerely,

John W. Kapples
Vice President and Secretary

cc: Richard J. Meelia